EXHIBIT 10.10

ASSET PURCHASE AGREEMENT

THIS AGREEMENT (together with the schedules attached hereto, this “Agreement”) dated as of March 31, 2006.

BETWEEN:

PLAYBOX (US) INC. a company incorporated under the laws of State of Nevada and having a registered address at 10480 Dattier, Court, Rancho Cordova, California 95670

(herein called the “Buyer”)

AND:

PLAYBOX INC. a company incorporated in the Republic of the Seychelles and having a registered office at 306 Victoria House, Mahe, Seychelles

(herein called “Seller”)

WHEREAS:

The Buyer desires to purchase and acquire from the Seller and the Seller desires to sell and assign to the Buyer all of the Sellers rights, title and interest in and to all of the Intellectual Property and Permits required for the development, exploitation and use of the technology that consists of a web based music jukebox (interface) allowing users to manage/listen to music files and the online digital service provider, allowing artists and record labels to sell digital downloads via the web; which are both known by the name “PlayBOX” (collectively, the “Assets”) in exchange for shares of the Buyer.

The completion of the sale and purchase of the Assets is contingent on the concurrent completion of the purchase (the “Share Purchase”) whereby the Seller will acquire from Keydata Technology Partnership 1 LLP (“PlayBOX LLP”) all of the issued share capital of a limited company (“Holdco”) to be created by PlayBOX LLP for the purposes of allowing PlayBOX LLP to divest itself of the Assets;

The parties desire to enter into this Agreement to set forth their mutual agreements concerning the above matter.

NOW, THEREFORE, in consideration of the sum of US$10.00, paid by each party to the other, the receipt of which is mutually acknowledged and the mutual promises of the parties hereto, and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

ARTICLE 1

SALE AND TRANSFER OF ASSETS; CLOSING

1.1           Sale of Asset Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the closing of the transactions contemplated hereby (the “Closing”), the Seller will sell, convey, assign and transfer the Assets to the Buyer, and the Buyer will purchase and acquire the Assets from the Seller, free and clear of any claims or Encumbrances (as defined in Section 2.6) .. The Assets shall include all of the Seller’s right, title and interest in and to the following as at the Closing Date (as defined in Section 1.3 below):

                    (i)           Intellectual Property. All rights in and to patents and patent applications, registered or unregistered trademarks, service marks, and trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill relating to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined in Section 2.7(h), licenses, agreements and all other proprietary rights, which relate to the use and exploitation of the Assets (collectively, the “Intellectual Property”). Intellectual Property shall also include all technology and proprietary information developed by any employee, consultant or agent of the Seller during the course of their employment, consultancy or agency with the Seller;

                    (ii)          Permits and Licenses. All rights of the Seller with respect to permits, approvals, orders, authorizations, consents, licenses, certificates and all pending applications therefor (collectively, “Permits”), which have been issued or granted to, or are owned or used by, the Seller in connection with the ownership or use of the Assets;

          1.2           Consideration. In consideration of the sale, transfer and assignment to the Buyer of the Assets, at the Buyer shall issue and deliver to the Seller in consideration for the issue to the Seller, on Closing, an aggregate of 10,000,000 common shares in the capital of the Buyer (the " Shares").

          1.3           The Closing. The parties acknowledge and agree that:

          (a)           the Closing will take place contemporaneously with the completion of the Share Purchase subject to the satisfaction or waiver of the Closing conditions set forth in Articles 5 and 6 of this Agreement including, on or before April 30, 2006 (the “Closing Date”);

          (b)           the Seller has agreed with PlayBOX LLP that on Closing, the Seller will deliver 10,000,000 common shares in the capital of the Buyer to PlayBOX LLP as consideration for the Share Purchase, and that conditional upon the execution and delivery by PlayBOX LLP to the Buyer of a Regulation S Investment Agreement, in a form acceptable to the Buyer, the Buyer will agree to a transfer of the Shares as satisfaction of the Share Purchase consideration, concurrently with the Closing.

          1.4           Closing Obligations. At Closing, the Buyer and the Seller shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

          (a)           Conveyance Instruments. The Seller shall deliver to the Buyer or its designee such warranty deeds, bills of sale, assignments, and other instruments of conveyance and transfer as the Buyer may reasonably request to effect the assignment to the Buyer or its designee of the Assets.

          (b)           Consideration. The Buyer shall deliver to the Seller the Shares which Shares will be transferred by the Seller to PlayBOX LLP subject to the receipt by the Buyer of the investment agreement referred to in Section 1.3(b) of this Agreement.

          (c)           Evidence of Ownership. The Seller shall deliver documentary evidence of the Seller’s sole right, title and ownership interest in and to the Assets, such evidence to be in a form satisfactory to the Buyer.

          (d)           Cancellation of Licenses The Seller shall deliver to the Buyer executed copies the Agreements set forth in Article 6 of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

          To induce the Buyer to execute, deliver and perform this Agreement, and in acknowledgement of the Buyer’s reliance on the following representations and warranties the Seller represents and warrants, with the Buyer as follows, as of the date hereof and as of the Closing Date, unless otherwise specified,

          2.1           Organization. The Seller is a corporation duly organized, validly existing and in good standing under all applicable laws with the power and authority to conduct its business as it is now being conducted and to own its assets.

          2.2           Power and Authority. The Seller has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby, and the Seller has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby, including but not limited to the receipt of all necessary regulatory approvals including the approval of the Seller's shareholders. This Agreement is, and the other agreements and instruments to be executed and delivered by the Seller in connection with the transactions contemplated hereby, when such other agreements and instruments are executed and delivered, shall be, the valid and legally binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

          2.3           No Conflict. Neither the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby, nor the consummation of the transactions contemplated hereby, will to the best of the Seller’s knowledge violate or conflict with: (a) any foreign or local law, regulation, ordinance, governmental restriction, order, judgment or decree applicable to the Seller; (b) any provision of any charter, bylaw or other governing or organizational instrument of the Seller; or (c) any mortgage, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which the Seller is a party or by which the Seller is bound.

          2.4           Required Consents. No Permit (as defined in Section 1.1(a)(iv)) or approval, authorization, consent, permission, or waiver to or from any person, or notice, filing, or recording to or with, any person is necessary for: (a) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered by the Seller in connection with the transactions contemplated hereby, or the consummation by the Seller of the transactions contemplated hereby; or (b) the ownership and use of the Assets by the Buyer.

          2.5           Intellectual Property.

          (a)           On Closing, the Seller will indirectly own and has the valid right to use all of the Intellectual Property (as defined in Section 1.1(a)(ii)) comprised in the Assets all of which is described on Schedule “A” attached hereto.

          (b)           On Closing, the Intellectual Property will be free and clear of all Encumbrances or other restrictions on transfer, including but not limited to a fixed and floating charge over the Assets (the “Security”) held by MFC Merchant Bank SA.

          (c)           On Closing, there will be no pending or threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against such registrations or against any Intellectual Property licensed to the Seller pursuant to the License Agreements (as defined in the next paragraph).

          (d)           Schedule "B" attached hereto sets forth a complete and accurate list of all agreements pertaining to the use of, or granting any right to use or practice any rights under, any Intellectual Property (collectively, the “License Agreements”). Except as set forth in Schedule "B", there are no settlements, consents, judgments, or orders or other agreements which restrict any of rights to use any Intellectual Property or permit third parties to use any Intellectual Property which would otherwise infringe any of the Seller’s Intellectual Property.

          (e)           To the best of the Seller’s knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by, assigned or licensed to the Seller, and no such claims are pending against a third party by the Seller;

          (f)           Schedule "C" attached hereto lists all Software currently or previously owned, licensed, sublicensed, assigned, leased, sold to or by or otherwise used by the Seller, and identifies which is owned, licensed, sublicensed, assigned, leased, sold or otherwise used, as the case may be. “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or otherwise, (ii) computer databases and computer compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) subsequent error corrections or updates relating to any of the foregoing, (iv) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (v) Internet domain names and the technology supporting and content contained on the respective Internet site(s), and (vi) all end-user and programmer documentation, including user manuals and training materials, relating to any of the foregoing;

          (g)           On Closing, each item of Software listed in Schedule "C" will either be: (i) owned by the Seller, (ii) currently in the public domain or otherwise available to the Seller without the license, lease or consent of any third party, or (iii) used under rights granted to the Seller pursuant to a written agreement, assignment, license or lease from a third party, which written agreement, license or lease is listed in Schedule "C". The Seller’s use of the Software set forth in Schedule "C" does not violate the rights of any third party. With respect to the Software set forth in Schedule "C" which the Seller purports to own, such Software was either: (x) developed by employees of the Seller within the scope of their employment; (y) developed by independent contractors who have assigned their rights to the Seller pursuant to written agreements; or (z) acquired by the Seller from third parties; and

          (h)           except for any open-source software code set out in Schedule “C” made available to the owner of the Assets under a free and assignable license, which the Seller will, on Closing, will be entitled to so utilize under a license it holds from a third party that is assignable to the Buyer, the Software does not incorporate codes other than those developed by the Seller or its employees or consultants who developed such codes under work for hire agreements with the Seller.

          2.6           Investor Representations. The Seller acknowledge and agree that the Shares will be offered and sold without such offers and sales being registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and will be issued to the Seller in accordance with Rule 903 of Regulation S of the Securities Act in an “offshore transaction” within the meaning of Regulation S based on the representations and warranties of the Seller in this Agreement. As such, the Seller further acknowledges and agrees that all Shares will, upon issuance, be “restricted securities” within the meaning of the Securities Act.

          2.7           Agreement Regarding Resale. The Seller agrees to (i) resell the Shares only in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration pursuant to the Securities Act, and otherwise in accordance with all applicable state securities laws and the laws of any other jurisdiction.; and (ii) other than the proposed transfer of the Shares to PlayBOX LLP, not to distribute, sell, transfer or divest itself of the Shares to its limited partners or otherwise until the earlier of June 30, 2005 and such time as the Buyer has become a reporting issuer in the United States of America by effecting a registration of its shares pursuant to the United States Securities and Exchange Act of 1934, as amended. The Seller further agrees that the Buyer may require the opinion of legal counsel reasonably acceptable to the Buyer in the event of any offer, sale, pledge or transfer of any of the Shares by the Seller pursuant to an exemption from registration under the Securities Act;

          2.8           Prohibition Against Hedging Transactions. The Seller agrees not to engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act.

          2.9           Right of Company to Refuse Transfer. The Seller agrees that the Buyer will refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, pursuant to an available exemption from registration, or otherwise pursuant to this Agreement.

          2.10          No Obligation to Register. The Seller acknowledges that the Buyer has not agreed and has no obligation to register the resale of the Shares under the Securities Act.

          2.11          Share Certificates. The Seller acknowledges and agrees that all certificates representing the Shares will be endorsed with the following legend in accordance with Regulation S of the Securities Act or such similar legend as deemed advisable by legal counsel for the Buyer to ensure compliance with Regulation S of the Securities Act and to reflect the status of the Shares as restricted securities:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT”.

          2.12          Issuance of Shares The Seller represents and warrants to the Buyer as follows, and acknowledges that the Buyer is relying upon such covenants, representations and warranties in connection with the issue of the Shares to the Seller:

          (a)           the Seller is not a “U.S. Person” as defined by Regulation S of the Securities Act and is not acquiring the Shares for the account or benefit of a U.S. Person;

          (b)           the Seller was not in the United States at the time the offer to purchase the Shares was received or this Agreement was executed;

          (c)           the Seller has such knowledge, sophistication and experience in business and financial matters such that it is capable of evaluating the merits and risks of the investment in the Shares. The Seller has evaluated the merits and risks of an investment in the Shares. The Seller can bear the economic risk of this investment, and is able to afford a complete loss of this investment;

          (d)           the Seller acknowledges that the Buyer is in the early stages of development of its business and the Buyer’s success is subject to a number of significant risks, including the risk that the Buyer will not be able to finance its plan of operations. The Seller further acknowledges that (i) the Buyer has limited cash and working capital, (ii) the Buyer will have to raise additional capital in order to finance its plan of operations which capital may be raised by the issue of additional shares of its common stock which will result in dilution to the Seller, and (iii) the Buyer has no arrangements for any financing in place and there is no assurance that any financing will be completed;

          (e)           the Seller has been afforded access to information about the Buyer and the Buyer’s financial condition, results of operations, business, properties, management and prospects sufficient it to evaluate its investment in the Shares. The Seller further represents that it has had an opportunity to ask questions and receive answers from representatives of the Buyer regarding the business, properties, prospects and financial condition of the Buyer, each as is necessary to evaluate the merits and risks of investing in the Shares. The Seller believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Seller has had full opportunity to discuss this information with the Seller’s legal and financial advisers prior to execution of this Agreement;

          (f)           the Seller acknowledges that the Buyer will rely on these representations in completing the issuance of the Shares to the Seller; and

          (g)           the Seller acknowledges that the offering of the Shares by the Buyer has not been reviewed by the United States Securities and Exchange Commission or any state securities regulatory authority.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

          To induce the Seller to execute, deliver and perform this Agreement, and in acknowledgement of Seller’s reliance on the following representations and warranties, the Buyer hereby represents and warrants to the Seller as follows as of the date hereof and as of the Closing Date:

          3.1           Organization. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the power and authority to conduct its business as it is now being conducted and to own and lease its properties and assets.

          3.2           Power and Authority. The Buyer has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby, and the Buyer has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby. This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by the Buyer in connection with the transactions contemplated hereby shall be, the valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms.

          3.3           Broker’s or Finder’s Fees. The Buyer has not authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

          3.4           No Conflict. Neither the execution and delivery by the Buyer of this Agreement and of the other agreements and instruments to be executed and delivered by the Buyer in connection with the transactions contemplated hereby or thereby, nor the consummation by the Buyer of the transactions contemplated hereby, will violate or conflict with: (a) any foreign or local law, regulation, ordinance, governmental restriction, order, judgment or decree applicable to the Buyer; or (b) any provision of any charter, bylaw, or other governing or organizational instrument of the Buyer.

          3.5           Truth at Closing. All of the representations, warranties, and agreements of the Buyer contained in this Agreement shall be true and correct and in full force and effect on and as of the Closing Date.

ARTICLE 4

COVENANTS OF THE SELLER PRIOR TO CLOSING

          4.1           Required Approvals. As promptly as practicable after the Closing, the Seller shall make all filings required by foreign or local law to be made by them in order to consummate the transactions contemplated hereby. The Seller shall (a) cooperate with the Buyer with respect to all filings that the Buyer elects to make or is required by law to make in connection with the transactions contemplated hereby, and (b) cooperate with the Buyer in obtaining any consents of the type described in Sections 2.4 and 2.5.

     4.2           Prohibited Actions. In no event, without the prior written consent of the Buyer, shall the Seller:

          (a)           permit any of the Assets to be subjected to any claim or Encumbrance;

          (b)           waive any claims or rights of substantial value respecting the Assets, or sell, transfer, or otherwise dispose of any of the Assets, except in the ordinary course of business and consistent with past practice; or

          (c)           dispose of, license, or permit to lapse any rights in any Intellectual Property;

          4.3           Access. From the date of this Agreement to the Closing Date, the Seller shall: (a) provide the Buyer with such information and access as the Buyer may from time to time reasonably request to the Assets.

          4.4           Non-Solicitation. Until the completion or termination of the transactions contemplated by this Agreement, the Seller shall not, nor shall any of its representatives, solicit, offer or encourage any sale of any of the Assets.

ARTICLE 5

CONDITIONS TO THE SELLER’S OBLIGATIONS

          Each of the obligations of the Seller to be performed hereunder shall be subject to the satisfaction (or waiver by the Seller) at or prior to the Closing Date of each of the following conditions:

          5.1           Representations and Warranties; Performance. The Buyer shall have performed and complied in all respects with the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, the representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except as otherwise expressly contemplated by this Agreement), and the execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby shall have been duly and validly authorized by the Buyer’s Board of Directors, and the Seller shall have received a certificate to that effect signed by the secretary of the Buyer.

          5.2           Litigation. No Litigation shall be threatened or pending against the Buyer or the Seller that, in the reasonable opinion of counsel for the Seller, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

          5.3           Documents Satisfactory in Form and Substance. All agreements, certificates, and other documents delivered by the Buyer to the Seller hereunder shall be in form and substance satisfactory to counsel for the Seller, in the exercise of such counsel’s reasonable judgment.

          5.4           Completion of Share Purchase. The Seller and PlayBOX LLP shall have completed the Share Purchase, other than the transfer of the Shares to PlayBOX LLP, such that the Seller is, on Closing, the owner of the Assets.

ARTICLE 6

CONDITIONS TO THE BUYER’S OBLIGATIONS

          Each of the obligations of the Buyer to be performed hereunder shall be subject to the satisfaction (or the waiver by the Buyer) at or prior to the Closing Date of each of the following conditions:

          6.1           Representations and Warranties; Performance. The Seller shall have performed and complied in all respects with the covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date, the representations and warranties of the Seller set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except as otherwise expressly contemplated by this Agreement), and the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby shall have been duly and validly authorized by the Seller’s Board of Directors, and the Buyer shall have received a certificate to that effect signed by the secretary of the Buyer.

          6.2           Consents. All required approvals, consents and authorizations shall have been obtained.

          6.3           No Litigation. No Litigation shall be threatened or pending against the Buyer or the Seller that, in the reasonable opinion of counsel for the Buyer, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

          6.4           Due Diligence. The Buyer shall have completed its due diligence review of the Assets and shall have been satisfied with the findings thereof.

          6.5           Proof of Ownership of Assets. The Seller shall have delivered to the Buyer documentary evidence of the Seller’s sole right, title and ownership interest in and to the Assets, such evidence to be in a form satisfactory to the Buyer in the Buyer’s sole discretion.

          6.6           Cancellation of Licenses The Seller shall provide the Buyer with proof of termination of all licenses and other rights of use of the Assets by providing to the Buyer fully executed Termination and Release Agreements for each of the License Agreements.

          6.7           Cancellation of Security The Seller shall provide the Buyer with proof of the release of the Security held by MFC Merchant Bank SA over the Assets.

          6.8           Completion of Share Purchase. The Seller and PlayBOX LLP shall have completed the Share Purchase such that the Seller is the sole shareholder of Holdco as at the Closing Date.

ARTICLE 7

COVENANTS OF THE SELLER AND THE BUYER FOLLOWING CLOSING

          7.1           Allocation of Purchase Price; Transfer Taxes.

          (a)           Consistent with applicable tax rules, the Buyer shall allocate the Purchase Price to the Assets. The Buyer shall prepare and file, in a timely fashion, forms in a manner consistent with such allocation with the relevant tax authority. All tax returns and reports filed or prepared by the Buyer and/or the Seller with respect to the transactions contemplated by this Agreement shall be consistent with the allocation made by the Buyer under this Section 7.1(a) .

          (b)           All sales, transfer, and similar taxes and fees (including all recording fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Seller and the Seller shall file all necessary documentation with respect to such taxes.

          7.2           Further Assurances. Subject to the terms and conditions of this Agreement, each party agrees to use all of its reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary and proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such further instruments and documents) as the other party may reasonably request.

          7.3           Nondisclosure of Proprietary Data. The Parties shall hold in a fiduciary capacity for the benefit of each other all secret or confidential information, knowledge or data relating to the each other or any of their affiliated companies, and their respective businesses, which shall not be or become public knowledge. Neither Party, without the prior written consent of the other, or as may otherwise be required by law or legal process, shall communicate or divulge either before or after the Closing Date any such information, knowledge or data to anyone other than the other Party and those designated by the other Party in writing.

ARTICLE 8

SURVIVAL AND INDEMNITY

          8.1           Survival of Representations, Warranties, etc. Each of the representations, warranties, agreements, covenants and obligations herein is material and shall be deemed to have been relied upon by the other party or parties and shall survive indefinitely after the date hereof and after the Closing and shall not merge in the performance of any obligation by any party hereto. All rights to indemnification contained in this Agreement shall survive the Closing indefinitely.

          8.2           Indemnification by the Seller and Buyer. The parties shall indemnify, defend, and hold harmless each other, and the each others representatives, stockholders, controlling persons and affiliates, at, and at any time after, the Closing, from and against any and all demands, claim, actions, or causes of action, assessments, losses, damages (including incidental and consequential damages), liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and Litigation (as defined in Section 2.13), and settlement amounts, together with interest and penalties (collectively, a “Loss” or “Losses”), asserted against, resulting to, imposed upon, or incurred by the either party, directly or indirectly, by reason of, resulting from, or arising in connection with: (i) any breach of any representation, warranty, or agreement of either party contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby; (ii) any breach of any representation, warranty, or agreement of either party contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby, as if such representation or warranty were made on and as of the Closing Date; (iii) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with either party in connection this Agreement or any of the transactions contemplated hereby; and (iv) to the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and Litigation and settlement amounts, together with interest and penalties, incident to the foregoing.

          The remedies provided in this Section 8.2 will not be exclusive of or limit any other remedies that may be available to the either party to this Agreement.

ARTICLE 9

TERMINATION

          9.1           Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a)           by mutual written consent of the Seller and the Buyer;

          (b)           by either the Seller or the Buyer if (i) there shall have been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement, on the part of the Buyer, in the case of a termination by the Seller, or on the part of the Seller, in the case of a termination by the Buyer, which breach shall not have been cured, in the case of a representation or warranty, prior to Closing or, in the case of a covenant or agreement, within ten (10) business days following receipt by the breaching party of notice of such breach, or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable; or

          (c)           by either the Seller or the Buyer if the transactions contemplated hereby shall not have been consummated on or before April 30, 2006; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the consummation of the transactions contemplated hereby to have occurred on or before the aforesaid date.

          9.2           Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, unless otherwise specified in this Agreement, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s rights to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 10

MISCELLANEOUS

          10.1           Entire Agreement. This Agreement, and the other certificates, agreements, and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby, constitute the sole understanding of the parties with respect to the subject matter hereof and supersede all prior oral or written agreements with respect to the subject matter hereof.

          10.2           Parties Bound by Agreement; Successors and Assigns. The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

          10.3           Amendments and Waivers. No modification, termination, extension, renewal or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party. A waiver on one occasion shall not be construed as a waiver of any right on any future occasion. No delay or omission by a party in exercising any of its rights hereunder shall operate as a waiver of such rights.

          10.4           Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

          10.5           Attorney’s Fees. Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof including, but not limited to, the institution of any action or proceeding, whether by arbitration, judicial or quasi-judicial action or otherwise, to enforce any provision hereof or for damages for any alleged breach of any provision hereof, or for a declaration of such party’s rights or obligations hereunder, then, whether such matter is settled by negotiation, or by arbitration or judicial determination, the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees for the services rendered to such prevailing party.

          10.6           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

          10.7           Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          10.8           Expenses. Except as specifically provided herein, the Seller and the Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants, and counsel.

          10.9           Notices. All notices, requests, demands, claims, and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given five business days after such notice, request, demand, claim or other communication is sent, if sent by registered or certified mail, return receipt requested, postage prepaid; and, in any case, all such communications must be addressed to the intended recipient at the address set forth on the first page of this Agreement. Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

          10.10          Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada without giving effect to the principles of choice of law thereof.

          10.11          Arbitration. Any dispute arising under or in connection with any matter related to this Agreement or any related agreement shall be resolved exclusively by arbitration. The arbitration shall be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association. All parties agree to be (1) subject to the jurisdiction and venue of the arbitration in the State of Nevada, (2) bound by the decision of the arbitrator as the final decision with respect to the dispute and (3) subject to the jurisdiction of the Superior Court of the State of Nevada for the purpose of confirmation and enforcement of any award.

          10.12          References, etc.

          (a)           Whenever reference is made in this Agreement to any Article, Section, or paragraph, such reference shall be deemed to apply to the specified Article, Section or paragraph of this Agreement.

          (b)           Wherever reference is made in this Agreement to a Schedule, such reference shall be deemed to apply to the specified Schedule attached hereto, which are incorporated into this Agreement and form a part hereof. All terms defined in this Agreement shall have the same meaning in the Schedules attached hereto.

          (c)           Any form of the word “include” when used herein is not intended to be exclusive (e.g., “including” means “including, without limitation”).

          10.13          No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

          10.14          No Third Party Beneficiary Rights. No provision in this Agreement is intended or shall create any rights with respect to the subject matter of this Agreement in any third party.

          10.15          Such Other Acts. The parties hereto shall do all things, take such acts and execute such documents as are necessary to give effect to the intention herein contemplated.

          10.16          Electronic Means. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first indicated above.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first indicated above.

PLAYBOX (US) INC.

By:	/s/ "Robert Burden"
Name: Robert Burden
Title: Director

PLAYBOX INC.

By:	/s/ "Malcolm Nickerson"
Name: Malcolm Nickerson for OCMS Ltd.
Title: Director

SCHEDULE A

INTELLECTUAL PROPERTY

Trade Marks

There is no trademark associated with the Assets.

Patent Applications

The is no patent application associated with the Assets

Internet Domain Names

There is no Internet domain name associated with the Assets.

Copyright

The Owned Software described in Schedule “C” below.

SCHEDULE B

LICENSING AGREEMENTS

License Agreements

•	Non-exclusive License Agreement dated September 12, 2003 between PlayBOX Inc. and HBI Sales Private Limited for the licensing for exploitation of the Assets,

•	Non-exclusive License Agreement dated September 12, 2003 between PlayBOX Inc. and Zacan Holdings Proprietary Limited for the licensing for exploitation of the Assets,

•	Non-exclusive License Agreement dated September 12, 2003 between PlayBOX Inc. and ICT/Europetec Limited for the licensing for exploitation of the Assets,

•	Non-exclusive License Agreement dated September 12, 2003 between PlayBOX Inc. and Mir Technologies LLC for the licensing for exploitation of the Assets,

•	Agency Exploitation Agreement dated March 30, 2004 among PlayBOX Media Limited, HBI Sales Private Limited, Zacan Holdings Proprietary Limited, ICT/Europetec Limited and Mir Technologies LLC

Licensed Software

See Licensed Software set forth in Schedule “C” below.

SCHEDULE C

SOFTWARE

Owned Software

1)	PLAYBOX ONLINE MUSIC APPLICATION

2)	PLAYBOX ONLINE MUSIC JUKEBOX (Version 4.7)

1) PLAYBOX ONLINE MUSIC APPLICATION

               I. Overview:

PlayBOX offers a combination of dynamic interfaces along with services to supplement these interfaces aimed at the niche market consisting of unsigned music artists and small to medium-sized record labels. Our online solution allows these customers to sell their music and related products online either from our website or through their website should they have one, provides a complete range of supplemental services such as hosting, streaming, e-commerce and digital rights management. PlayBOX pools these services together to offer a cost-effective and professional platform for the promotion and sales of their music catalogues.

PlayBOX offers three different specialised interfaces, each of which can be visually tailored to each client’s specifications. The interfaces can be linked to the client’s own website or hosted on our own servers.

a) White Label Interface

Our White Label interface is targeted towards unsigned artists looking for a simple and cost-effective way to:

  Establish an online presence with little technical knowledge, enabling the client to upload their own content, personalise their interface and use real time tracking and download information provide by the PlayBOX application

  Stream their songs to listeners, either by a 30-second sample stream or a full stream of the song at either high or low speed to enable users to play all or part of a song with any type of Internet connection

  Offer users a free promotional download of their music

  Sell their songs online, including billing and e-commerce support for secure payments using debit and credit cards

  Build their fan base by interacting by e-mail directly with listeners who set up a personal account page on our website allowing an artist to provide interested listeners with information on upcoming events and news releases

Pricing of the White Label interface depends on the number of tracks uploaded by the client and the functionality required of the interface. For example, if the client intends to use the interface only for marketing and not sales, e-commerce support services will not be required.

The following screenshot is from a White Label interface set-up for Equal Records, a Swedish based record label PlayBOX subscriber.

b) Aggregator Interface

Smaller record labels wishing to promote their artists and make their music catalogues available for purchase or streaming online frequently do not have the resources available in-house to set-up and manage it. The PlayBOX Aggregator interface allows such labels to create and manage an interactive online download store for music catalogues of between 50 and 1,000 songs, complete with e-commerce, tracking, reporting and billing functions. The Aggregator interface is image-driven and offers music fans the opportunity to visually search through each clients music catalogues by artist, track or album image in addition to a regular search function.

The Aggregator interface can be integrated into either the client’s website or work as a complete stand-alone website served up to the client’s specified domain name. Our web designers can work with the client to create a visually appealing environment for their interface that enhances the client’s current marketing, complete with advertising, promotions and links to other websites. This customized environment is then integrated with PlayBOX’s back-end services (such as e-commerce and digital rights management) to create a seamless online marketing and sales tool which the client is free to manage as they choose. PlayBOX also offers management services for this interface should the client choose not to manage their site themselves.

Additional features of the Aggregator interface are:

  A secure payment facility allowing users to purchase downloadable versions of music tracks

  The ability to capture user details through membership opt-in, allowing the aggregator to create a database of users and giving the user their own account page

  The ability to offer a sample of the artists track as a ringtone for users to download to their mobile phones

  An artist only area where artists can interact with each other and upload their latest demo/promo for their peers to comment on

  An online forum where registered users can interact

Pricing of the Aggregator interface depends is quoted on a per client basis in relation to the number of hours of development time required to satisfy each client’s particular needs.

The following image is a screenshot of our Aggregator interface, produced for our client Worldbeatz.com.

c) Bespoke Interfaces

PlayBOX’s team of experienced website developers and designers can create an interface to handle a range of specialized client requests. For example, PlayBOX recently created an interface for a music upload competition sponsored by one of its clients, The Little Bazaar. This interface allows registered music artists to upload their latest songs to the interface once per month. Downloaded songs are tracked by the interface and listed on a “Top 20” chart. The artists with the most downloaded tracks during that month became eligible to win a number of prizes sponsored by The Little Bazaar and PlayBOX. Each winner’s songs are displayed on the website, and users have the option to listen or download the songs. Winners from previous months are listed in a winners archive.

The following image is a screenshot of the bespoke interface that was developed for The Little Bazaar by PlayBOX.

The Little Bazaar music upload competition is one example of the flexibility and functionality of our bespoke interface. Other examples of possible bespoke interfaces include comprehensive chart listings, hard copy music or video sales, and websites incorporating elements from our White Label and Aggregator interfaces.

For a high level system overview please see the picture bellow:

               II. Hardware:

Generally the software is capable on running on a regular PC compatible hardware.

Hardware dimensioning as follows:

  IBM PC Compatible server based on Xeron or Opteron CPU

  1GB of RAM

  For required HDD space, please see sizing

  HDD partitioning/failover/performance

  Linux system installed into separated HDD with mirror

  MySQL db installed into separated HDD with mirror

  Media files installed into separated unit of HDD RAID5

  100MB Full Duplex Network card

               III. Software

Minimum list of software products installed at the server:
OS Linux of relevant distribution, stable version (Fedora Core mentioned in the document)
MySQL, stable 4.1. X
Apache web server 2.0.52 or newer

PHP server scripting language 4.3. X (Fedora Core 3 includes it)

               IV. System Boundaries

Boundary of each system involved in PlayBOX solution shall be defined, as well as interfaces and communication.

     I.        PlayBOX system
Physically PlayBOX system runs on a single server environment. HW and SW configurations are listed above.

     II.       Streaming provider server – IFDNRG Digital Rights Management Interface
It consists of a single or multiple physical entities providing the facility for DRM management. Relevant PlayBOX database table is made accessible to the streaming provider script, which controls if appropriate payment has been received. In case of positive result, the key shall be generated and sent to the user. DRM management (content creation and key generation) is the responsibility of the streaming provider.

     III.      Payment provider – Barclaycard ePDQ
PlayBOX will use Cardholder Payment Interface towards payment provider. For detailed description of interface see relevant Barclay’s documents.

               V. IFDNRG Digital Rights Management Interface Integration

Communication between PlayBOX and IFDNRG is done via ODBC interface. Process can be described as follows:

1)	Licence server gets request for licence issue from user
2)	Licence server runs query above table inside PlayBOX to check if payment was done correctly.
3)	Query contains: TrackID, PlayBOX username, track password (emailed to the user)
4)	If match is found payment flag is checked (If=1 then payment OK). If not, check is unsuccessful and licence is not issued.
5)	In case of successful check, licence is issued.
6)	When licence is issued, the PlayBOX table is updated and appropriate date and time is written into the table.

               VI. Integration Between PlayBOX and Barclaycard ePDQ

Interface was developed according to Barclaycards specifications.

               VII. Sizing

Media files
In order to give you idea about space required by media files, two scenarios bellow are provided:

Mid size scenario	File Size MB	White Label Package 1		White Label Package 2		White Label Package 3		Aggregator Package 1		Aggregator Package 2
Number of clients		20		20		10		5		5
		Number of tracks	Size	Number of tracks	Size	Number of tracks	Size	Number of tracks	Size	Number of tracks
High Stream	5	20	2000	20	2000			500	12500
Low Stream	3	20	1200	20	1200			500	7500
30 second sample	3					20	600		0	500
Free Download	7,5	15	2250	15	2250	15	1125	300	11250	300
Paid For Download	8,4					20	1680	500	21000	500
TOTAL (GB)			5,45		5,45		3,405		52,25
Grand TOTAL (GB)	106,305

Worst case scenario	File Size MB	White Label Package 1		White Label Package 2		White Label Package 3		Aggregator Package 1		Aggregator Package 2
Number of clients		0		50		0		10		0
		Number of tracks	Size	Number of tracks	Size	Number of tracks	Size	Number of tracks	Size	Number of tracks
High Stream	5	20	0	20	5000			500	25000
Low Stream	3	20	0	20	3000			500	15000
30 second sample	3					20	0			500
Free Download	7,5	20	0	20	7500	20	0	500	37500	500
Paid For Download	8,4					20	0	500	42000	500
TOTAL (GB)			0		15,5		0		119,5
Grand TOTAL (GB)	135

Database

The size of the database needed to ensure PlayBOX will be able to grow its client and user base, were based on the following estimates:

  Table with the highest number of records should be “basket”. Approximately 500.000 purchases are made per aggregator per ½ year (roughly 83.000 per month).
  Both cases assume 10 aggregators, which leads to the 830.000 records per month.
  Assume, that system will propose to store last 5 baskets for users, which guarantee only one month history. Regular dump of db will be provided to each content provider every sixth month.
  This leads us to the following calculation: 830.000 x 6 + (830.000) = 5.810.000 records. Calculation assumed that the last month of the period is not dumped (1 month history guaranteed).
  Let’s predict that the average value of processed shopping baskets for white labels is 1000 per month per white label. The calculation will look like: 50x 1000 x6 +50.000 = 350.000 records

TOTAL estimated number of records in “basket” table is: 350.000 + 5.810.000 = 6.160.000 records.

               VIII. Database Design

The following schematic is a breakdown of the PlayBOX database architecture and structure of tables.

               IX. PlayBOX File System

All music files (download and streaming) and picture files are stored inside the PlayBOX machine in structure of folders. This structure shall be easily readable by a human and therefore name of file/folder will copy the name of appropriate database field.

This structure is future-proof, because it enables storage of the same song multiple times (if more than one music format support will be required).

PlayBOX will support this file structure itself and puts the files into proper places (it creates the folder hierarchy for user).

In order to allow maximum maintenance flexibility Admin PlayBOX is able to configure storage place (by means of mount point) for every single content provider. It can be used if new customer (aggregator) enters the system and media volume does not have enough free capacity. The administrator can plug a new HDD into system and use new HDD just for this particular customer immediately.

               X. Security

The System provides security at the required level for online transactions. PlayBOX have included a support for SSL (Secure Socket Layer) and HTTPS into the PlayBOX application code. Technology mentioned above enables establishing encrypted channel between client and PlayBOX when client logs-in.

Play BOX has purchase the Entrust SSL Certificate (See http://www.entrust.com)

A breakdown of the security certificate as follows:

  Browser Coverage >99%
  128-bit Security
  WebTrust Certification
  Rapid Issuance & Status
  30 Day Re-issue Guarantee
  Rapid Revocation

               XI. Image Content

PlayBOX is handling different categories of images which are served up into the relevant client interface. Examples of these images are: track image, artist image, album image, advertising/promotional images. In order to assure picture consistency, system validates image size during upload phase. Images with incorrect size are not allowed to enter PlayBOX. Supported image formats are: GIF, JPG and PNG.

               XII. Streaming

Streaming functionality is based on submitting MP3 playlist to the client (M3U file). Streaming of single track and albums are supported. Following players were tested:

Windows Media Player (version 10)
RealPlayer (version 10)
WinAMP (version 5.0.8c)
ITUNES (version 4.7.1.30)

Linux:
XMMS (version 1.2.10)

Since all streaming content is available to anyone, no security measures are applied.

               XIII. Functionality Breakdown

User roles overview

  Currently the following user roles are identified:
  Visitor (V)
  User (U)
  Administrator – White Label (A-WL)
  Administrator – Aggregator (A-Ag)
  Administrator – PlayBOX (A-PB)

User roles detail description
For details about functionalities available to each user role, please see attached table – functional matrix.

  Visitor (V) - General Internet surfer without registration is considered as a visitor. Visitors are coming to the PlayBOX pages via the link from the aggregators and white labels web sites.
  User (U) - Visitor becomes a user when the registration process (data collection information) is passed and after he logs-in by using its username and password. Please note that user details will be stored at the PlayBOX. Data of user can be changed only by: A-PB, relevant A-Ag and User themselves.
  Administrator - White Label (A-WL) - Anyone can fill a request for white label authorization available at the myPlayBOX.com website. Request is then handed over to the PlayBOX
  Administrator (A – PB) who has to process it and create the appropriate account. The role of the white label admin is to support all necessary admin tasks without PlayBOX administrator getting involved. Please note that white label admin functionality is limited comparing to the aggregator admin.
  Administrator – Aggregator (A-Ag), anyone can fill a request for aggregator authorization available at the myPlayBOX.com website. Request is then handed over to the PlayBOX
  Administrator (A – PB) who has to process it and create the appropriate account. The role of the aggregator admin is to support all the necessary admin tasks without PlayBOX administrator getting involved. Comparing to the white label, the aggregator admin interface is more comfortable with additional features.
  Administrator – PlayBOX (A-PB) this is the super administrator of the overall PlayBOX solution. This account is created during solution installation and has access to the same features of the all previously mentioned administrators (A-Ag, A-WL) plus extra functionality for managing the site and white label and aggregator administrators.

Track upload – Administrator experience
Content provider must enter at least a minimum amount of information in PlayBOX via its interface (at least track name or album and track name structure). This will create the desired ID in the PlayBOX database.

The content provider sends music to the PlayBOX administrator (A-PB). A-PB converts the files into appropriate format before DRM can be assigned.

A-PB puts the track into the IFDNRG file system (by means of mapped network drive??) A-PB opens IFDNRG interface, where he can select by means of drop-down box:

  content provider
  track ID
Or
  content provider
  album ID
  track ID

Track purchase/download – User experience

User will purchase a list of tracks (album will be itemized into track list as well, but with different price).
When payment confirmation is received from E-commerce provider, relevant tables are updated.
User gets an email with following data:
Dynamic download link (available only when user log-in)
List of tracks ready for download (shopping basket content)
Password associated to each track for DRM license process
User click on download link, log-into PlayBOX (if not logged-in already) and all tracks are listed, ready for download.
When user finishes downloading the track, it can open the track using Windows Media Player.
Windows Media Player asks the user to provide: PlayBOX username and password associated to the relevant track from email. Note that this password is different from user’s PlayBOX one!

               XIV. System Component Design

Component is defined as a set of similar functionalities grouped together. Component design of the PlayBOX is derived from the detailed function matrix. Each component is briefly explained.

Content Management
System shall support different content manipulation depending on user currently logged-in. By content we mean, various files (track, streaming), descriptions (text, pictures) and container (album).

Account management
System shall support account hierarchy, where all actions available to subordinate account are accessible to its superior.

Account hierarchy is:
Visitor -> User -> Administrator-whitelabel -> Administrator-aggregator -> Administrator-PlayBOX

Reporting facility
PlayBOX shall be able to provide various reports. Mostly these reports will be created by processing every single billing event. Some reports have graphical representation.

Promotion sending facility
In order to be able to send messages to all users belonging to the appropriate content provider, system supports this functionality in a user friendly way. Web form allows administrator to distribute any messages to its users. If an email is bounced-back (user email does not exist anymore), it is not sent into the PlayBOX system, but directly into administrator’s mailbox.

               XV. Licenses

  Entrust Secure Certificate (SSL) – See security above
  Pro-JpGraph PHP Library (http://www.aditus.nu/jpgraph/index.php)

2) PLAYBOX ONLINE MUSIC JUKEBOX (Version 4.7)

The PlayBOX online music jukebox software is developed as an object-oriented web solution targeted to run on any pc. This makes PlayBOX not only a full-blown web solution but also an effective music player and management application for home users. There are two main uses for PlayBOX:

I.	As the web front-end and business logic for the Record Industry, that is Record Labels and Record Stores.
II.	As the visual user interface, player and management system for the customers - the music listeners in their homes.

Technology Overview
PlayBOX consists of a back-end and a front-end – both of which can run on the same PC or on separate PC’s. PlayBOX runs on Windows, Linux and Mac OS x. The solution can be built on royalty-free components exclusively:

PlayBOX runs on Windows, Linux and Macintosh, but has not yet been tested on the latter. The backend must be installed with the following mentioned below:

  Apache Web Server
  PHP Scripting Engine
  MySQL Database Server
  Winamp or AlsaPlayer Media Player Applications
  PlayBOX Files

The front-end handles user-interaction (music playback and management) via a standard web browser. This gives PlayBOX a very familiar and graphically oriented user interface.

The back-end consists of a standard web server, like Apache (www.apache.org) to serve the client with html pages and graphics, a scripting engine that executes the PlayBOX code, the PlayBOX code itself, an SQL database to hold all meta data, the media files (mp3 songs, pictures, lyrics and videos) stored in the file system and a media player to play the music. The back-end may be physically connected to the user’s stereo equipment, or the pc itself can serve as the playback hardware.

Each back-end component is described in more detail in the sections below.

The front-end and back-end is tied together in one or more of several ways:

  Local Machine: The user runs PlayBOX on one pc or PlayBOX hardware box, which contains all components locally. The user still accesses PlayBOX through a web browser – the communication is taken care of automatically via the local loop-back address (127.0.0.1)
  Wireless Network: PlayBOX is controlled by a wireless, web browser enabled lap-top PC, PDA or mobile phone via WiFi (802.11x), Bluetooth or GPRS (for streaming).
  Wired Network: A pc or handheld device connected to the PlayBOX back-end via Ethernet network cables or similar.
  Dial-in: If the PlayBOX server is connected to the Internet it can be accessed like any other server on the net. This is relevant for streaming.

Components

In the following sections each PlayBOX server component is described:

  Web Server: PlayBOX is generally based on Internet standards which is a great advantage because it is widely supported by hardware and software vendors 2) accessed from almost everywhere 3) has huge momentum 4) is known by most users. The web server is the »bridge« between the front-end and the back-end whether PlayBOX is installed on a single, stand-alone pc, in a network or on the Internet. The web server sends plain html and JavaScript to the client web browser. The web server can be either Apache (the most widely used web server on the net) which is free Open Source or Internet Information Server from Microsoft, or any other web server that can be extended with the PHP scripting module.
  Scripting Engine: The web server will include an extra module to execute the PlayBOX code. PlayBOX relies on the popular, object oriented Open Source programming language PHP
  (www.php.net).
  The Code: The PlayBOX code is the core layer of the solution. Without this there would be only standard components which do not provide much functionality out of the box. The PlayBOX code ties the back-end components together, using the database, managing the media files and controlling the media player. The source code is encoded with the Zend Encoder (www.zend.net) to protect the Intellectual Property. See the section below on how the code is structured.
  Database: The database is yet an Open Source component, MySQL (www.mysql.com), which is a scaled-sown, super-fast SQL database that takes care of indexing and retrieving all Meta data. The database is accessed from the PlayBOX code. Thanks to the object oriented code structure of PlayBOX, other databases can be utilized very easily. The Record Industry handling thousands simultaneous users on their servers may want to use a more industrial strength database engine such as Oracle – even though MySQL goes pretty much of the way.
  Media Files: mp3 files, lyrics, video sequences, URL’s etc. are stored in the file system on the computer’s hard disk. PlayBOX maintains a structure so that all files reside in a logical structure which can even be browsed and understood by the more advanced the database about the file structure and file locations.
  Media Player: To play the media files PlayBOX can use almost any existing media player on the market. Most of these are freeware or Open Source. Per default PlayBOX is configured to use Winamp (www.winamp.com) on Windows, AlsaPlayer (www.alsaplayer.org) on Linux and iTunes (www.apple.com/itunes) on Mac OS x. The user will only be able to see the player if the PlayBOX back-end and front-end run on the same pc. But PlayBOX provides visual feedback in the user’s browser about current track and playlist along with the familiar »VCR buttons« (play, pause, stop, next, previous, rewind and fast forward).

Code Structure
The code is extremely well-structured and well-written. It utilizes PHP’s object oriented capabilities and a layering scheme to make code maintenance and extension very straightforward. The code is divided into 3 layers:

The Business Logic layer is where all data structures are manipulated, the database is interacted with and files are managed. The code in this layer has no knowledge about presenting the data. The Utility layer »asks« the objects in the Business Logic layer about the data and prepares html and variables for the

Presentation layer. The Presentation layer is almost 100% html, CSS (Cascading Style Sheets) and graphics (gif and jpeg). Dynamic data in this layer is retrieved from the Utility and Business Logic layers using PHP tags, and simple PHP loop structures can be used to present variable length lists etc.

If a new platform – PDA, WAP, Series 60 or any other platform that requires specific presentation – must be supported, only the presentation layer needs to be written, cutting off more than two thirds of the development time.

All formatting is done with CSS, separated in a folder that serves as a »theme«. Giving PlayBOX a whole new appearance is just a matter of making a new theme by changing the desired graphics and CSS files. This is also how PlayBOX branding is done.

Figure 1: Screenshot of the Welcome page
Figure 2: Screenshot of the Album detail page